EXHIBIT  2.2

                                 STATE OF NEVADA

                               ARTICLES OF MERGER


     Pursuant to the Nevada Revised Statutes Section 92A.200, the undersigned corporation executed the following Articles of Merger:

FIRST:     The  name  of  the  surviving  corporation  is       WorldWater
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Corp., a Delaware corporation, and the name of the corporation being merged into this surviving corporation is WorldWater Corp., a Nevada corporation.
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SECOND:     The  Plan  of  Merger  as  attached  hereto  as Exhibit "A" has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations.

THIRD:     The  stockholders  of  WorldWater  Corp.,  the  Delaware corporation, unanimously  approved  the  Plan  of  Merger;  AND

     The Plan of Merger was submitted to the stockholders of WorldWater Corp., the Nevada corporation, pursuant to NRS Section 92A.200, at the annual meeting of stockholders on June 20, 2000, and Common Stock being the only voting stock; the total number of votes entitled to be cast by Common Stockholders entitled to vote on the Plan of Merger was 18,610,506. There were 18,578,799 votes cast for the Plan of Merger and 5,283 votes were cast against the Plan of Merger and 26,424 votes abstained; The 18,578,799 votes cast for the Plan of Merger (99.8%) were sufficient for approval of the Plan of Merger by the stockholders.

FOURTH:     The  Certificate  of  Incorporation of the surviving corporation, as filed with the Delaware Secretary of State on March 30, 2001, shall be its Certificate of Incorporation.

FIFTH: The Agreement and Plan of Merger is on file at the corporate offices of WorldWater Corp., located at the Pennington Business Center, 55 Route 31 South, Pennington, New Jersey 08534, the place of business of the surviving corporation.

     IN WITNESS WHEREOF, WorldWater Corp., the Nevada corporation has caused these Articles of Merger to be signed by both the President or Vice President and the Secretary or Assistant Secretary, this 30th day of April, 2001.

WORLDWATER  CORP.                         WORLDWATER  CORP.
(a  Delaware  corporation)                (a  Nevada  corporation)


By:  /s/ Denise M. Stubel             By: /s/ James S. Farrin
     Denise  M.  Stubel                   James S. Farrin
     Incorporator                         President and Chief Operating Officer


By: /s/ Stephen A. Salvo
                                               Stephen  A.  Salvo,  Secretary